Exhibit 5

800 Boylston Street, 17th Floor

Boston, MA 02199

E-Mail: richard.morrison@nu.com

Phone: (617) 424-2111

56 Prospect Street, Hartford, CT 06103-2818

Northeast Utilities

P.O. Box 270

Hartford, CT 06141-0270

Phone: (860) 665-5000

Richard J. Morrison

Assistant Secretary

November 14, 2013

Public Service Company of New Hampshire

Energy Park

780 North Commercial Street

Manchester, New Hampshire 03101-1134

Re:     Public Service Company of New Hampshire First Mortgage Bonds

Ladies and Gentlemen:

I am Assistant Secretary of Northeast Utilities, Secretary of Public Service Company of New Hampshire, a corporation organized under the laws of the State of New Hampshire (the “Company”), and the managing corporate and securities attorney within the legal department of Northeast Utilities Service Company, a service company affiliate of the Company (“NUSCO”).  I have acted as counsel to the Company in connection with the issuance and sale to the public of $250,000,000 aggregate principal amount of its 3.50% First Mortgage Bonds, Series S, due 2023 (the “Bonds”) pursuant to an Underwriting Agreement, dated November 6, 2013, among Barclays Capital Inc. and Mizuho Securities USA Inc., as representatives of the underwriters named therein, (the “Underwriting Agreement”).  The Bonds were issued pursuant to a First Mortgage Indenture, dated as of August 15, 1978, as supplemented, amended and restated effective as of June 1, 2011, between the Company and U.S. Bank National Association as Trustee (the “Indenture”).  The Company has registered its first mortgage bonds with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-188345-02, the “Registration Statement”).  The Bonds were issued on November 14, 2013.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement dated November 6, 2013 (the “Prospectus”), and its exhibits, including the organizational documents of the Company, the Indenture and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.  In my examination, I have assumed the genuineness of all

Public Service Company of New Hampshire

November 14, 2013

signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.  As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Bonds are legally issued, fully paid and non-assessable and are valid and binding obligations of the Company.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

1.

I express no opinion regarding the effectiveness of any waiver in respect of the Bonds of any rights of any party, or duties owing to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity.

2.

My opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, and (b) principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) that may limit the enforceability of any of the remedies, covenants or other provisions of the Bonds or Indenture, or the availability of injunctive relief or other equitable remedies or as such principles relate to, limit or affect the enforcement of creditor’s rights generally.

3.

In addition, I express no opinion as to any provisions of the Bonds or the Indenture regarding the remedies available to any person (a) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Bonds or the Indenture, or (b) for violation or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Bonds or the Indenture.

4.

This opinion is limited to the current laws of the Commonwealth of Massachusetts, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the State of New Hampshire, and to the facts as they exist on the date hereof.  I am admitted to practice law in the Commonwealth of Massachusetts.  I am not admitted to practice law in the State of New Hampshire, but I am generally familiar with the laws of such State and have made such inquiries as I considered necessary to render my opinion.  I express no opinion as to matters involving the laws of any jurisdiction other than the Commonwealth of Massachusetts, the State of New Hampshire and the United States.  I undertake no obligation to advise you as a result of developments occurring after the date hereof

Public Service Company of New Hampshire

November 14, 2013

including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreement and is solely for your benefit.  Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Bonds from you).

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated November 20, 2013, which is incorporated by reference in the Registration Statement.

Very truly yours,

/S/ RICHARD J. MORRISON

Richard J. Morrison